UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 30, 2012

Lexicon Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30111	76-0474169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8800 Technology Forest Place
The Woodlands, Texas 77381
(Address of principal executive
offices and Zip Code)

(281) 863-3000
(Registrant's telephone number,
including area code)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Item 3.02	Unregistered Sales of Equity Securities

On July 30, 2012, we issued 13,237,519 shares of our common stock, par value $0.001 per share, to certain designees of Symphony Icon Holdings LLC (“Holdings”) in satisfaction of our obligation to make $35 million in base payments under the amended and restated purchase option agreement, dated July 30, 2010, with Holdings and Symphony Icon, Inc. (the “Purchase Option Agreement”). Such shares were issued in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended.
Pursuant to the terms of the Purchase Option Agreement, we were obligated to make base payments in an amount equal to $50 million, less 50% of certain expenses we incurred for the development of LX1031, LX1032, LX1033 and other pharmaceutical compositions modulating the same target as those drug candidates (the “LG103 Programs”), subject to certain exceptions and up to an aggregate reduction of $15 million, which we reached earlier in 2012.
We remain obligated to make up to $45 million in contingent payments to Holdings under the Purchase Option Agreement in connection with certain licensing transactions or regulatory approvals with respect to drug candidates from the LG103 Programs. The contingent payments may be paid in cash, common stock or a combination of cash and common stock, in our discretion, provided that no more than 50% of any contingent payment will be paid in common stock.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lexicon Pharmaceuticals, Inc.

Date: July 30, 2012	By:	/s/ Brian T. Crum
Brian T. Crum
Vice President and General Counsel